Exhibit 99.1

NEWS RELEASE

For further information, please contact Earle A. MacKenzie at 540-984-5192.

SHENANDOAH TELECOMMUNICATIONS COMPANY

REPORTS FOURTH QUARTER AND FULL YEAR 2006 FINANCIAL RESULTS

EDINBURG, VA, (March 1, 2007) – Shenandoah Telecommunications Company (Shentel, NASDAQ: SHEN) announced financial results for the fourth quarter of 2006 and year-end results as of December 31, 2006. Net income for the fourth quarter increased to $3.2 million from $2.8 million for the same period in 2005 primarily due to improved results in PCS. Net income for the year ended December 31, 2006, was $17.9 million compared to $10.7 million for 2005, an increase of 66.9%. The increase in net income for 2006 is due primarily to improved PCS results and the one time net of tax gain of $6.4 million the Telephone Company recorded related to the liquidation of the Rural Telephone Bank. Fully diluted earnings per share for the fourth quarter of 2006 were $0.41 compared to $0.37 for the same period last year. Fully diluted earnings per share for 2006 were $2.30, an increase of $0.91 per share from 2005.

Fourth Quarter Highlights

For the quarter ended December 31, 2006, net income was $3.2 million compared to $2.8 million in fourth quarter 2005. The Company’s total revenues for fourth quarter 2006 were $45.4 million, compared to $39.2 million for the same quarter in 2005, an increase of $6.2 million or 15.7%. The Company’s revenue growth was primarily driven by an increase in its PCS business. Operating income for the quarter was $6.3 million, an increase of $1.6 million over fourth quarter 2005.

March 1, 2007

News Release

Annual Highlights

For the year ended December 31, 2006, net income was $17.9 million compared to $10.7 million for 2005, for an increase of 66.9%. The Company’s total revenues for 2006 were $169.2 million, compared to $146.4 million in 2005, an increase of $22.8 million or 15.6%. The Company’s annual revenue growth was primarily driven by its PCS operations. Operating income for 2006 was $21.2 million, an increase of $1.8 million or 9.3% from 2005. The increase is a result of strong operating results in PCS and Telephone, offset by operating losses in Converged Services (NTC).

President and CEO, Christopher E. French commented, “We are very pleased with our performance during 2006. Even without the one-time gain, we had good growth in net income and our PCS operations had a phenomenal year with customer additions and record revenues and net income.”

PCS Operations

The Company continued to experience strong growth in wireless revenues as a Sprint PCS Affiliate of Sprint Nextel, increasing its PCS subsidiary revenue by $6.9 million to a total of $31.9 million for fourth quarter 2006 and increasing by $21.0 million or 22.3% to a total of $115.5 million for 2006, compared to the same periods last year. The Company’s Sprint Nextel retail wireless customer count increased during the fourth quarter and during 2006 by 11,909 and 30,528 respectively. These results represent an 82.8% increase in net additions from the fourth quarter of 2005 and a 49.8% annual increase in net additions over 2005. Year-end retail PCS customers were 153,503, an increase of 24.8%. Although not included in the Company’s customer count, wholesale-prepaid customers increased by 7,114 in the fourth quarter and used 20.6 million minutes on the Company’s network, compared to 15.0 million minutes in the same quarter in the prior year. The Company ended 2006 with 49,378 wholesale-prepaid customers, an increase of 10,652 that used 74.7 million minutes compared to 60.0 million minutes in 2005.

March 1, 2007

News Release

The Company’s fourth quarter churn and annual churn was 1.9%. The PCS operating income was $4.5 million in fourth quarter 2006 compared to an operating income of $2.1 million in fourth quarter 2005. The PCS operating income was $15.7 million for the year ended December 31, 2006, a $6.0 million improvement over 2005.

Telephone Operations

The operating income of the local telephone operations for 2006 was $14.4 million, an increase of $1.7 million from 2005. 2006 revenues increased $1.5 million to $30.5 from 2005. Telephone had 24,830 access lines at December 31, 2006, an increase of 90 from the previous year-end.

NTC Communications

The operating losses for the fourth quarter and year were $1.5 million and $7.4 million respectively, an increase of $0.8 million and $3.5 million from 2005. The increase in the operating loss is due primarily to management’s decision to shorten the useful lives of certain assets and an increase in allocated costs for projects to enhance the back office systems and network upgrades.

Other Information

The Company’s 2006 capital expenditures and commitments were $21.9 million and it had cash and cash equivalents of $13.4 million as of year-end. The Company retired $9.9 million of debt during 2006 and at December 31, 2006, the debt/equity ratio was 0.19; and debt as a percent of total assets was 12.5%.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company is a holding company that provides a broad range of telecommunications services through its operating subsidiaries. The Company is traded on the NASDAQ National Market under the symbol “SHEN.” The Company’s operating subsidiaries provide local and long distance telephone, Internet and data services, cable

March 1, 2007

News Release

television, wireless voice and data services, alarm monitoring, and telecommunications equipment, along with many other associated solutions in the Mid-Atlantic and Southeastern United States.

___________________

Earle A. MacKenzie

Chief Financial Officer

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management’s projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

March 1, 2007

News Release

SHENANDOAH TELECOMMUNICATIONS COMPANY

SUMMARY FINANCIAL INFORMATION (unaudited)

(In thousands, except per share amounts)

Condensed Consolidated Balance Sheets	December 31, 2006	December 31, 2005

Cash and cash equivalents	$13,440	$2,572
Other current assets	17,423	18,229
Total securities and investments	7,075	7,365

Property, plant and equipment	274,061	257,382
Less accumulated depreciation	118,417	95,144
Net property, plant and equipment	155,644	162,238

Other assets, net	14,138	14,517
Total assets	$207,720	$204,921

Current liabilities, exclusive of current maturities of $ 4,109 and $4,526, respectively	$17,171	$18,215
Long-term debt, including current maturities	26,016	35,918
Total other liabilities	29,344	29,188
Total shareholders’ equity	135,189	121,600
Total liabilities and shareholders’ equity	$207,720	$204,921

March 1, 2007

News Release

SHENANDOAH TELECOMMUNICATIONS COMPANY

SUMMARY FINANCIAL INFORMATION (unaudited)

(In thousands, except per share amounts)

Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2006	2005	2006	2005

Revenues	$45,375	$39,225	$169,195	$146,391

Cost of goods and services	18,965	15,641	71,656	60,299
Depreciation	7,024	6,114	27,290	22,382
Selling, general and administrative	13,063	12,726	49,075	44,334

Operating income	6,323	4,744	21,174	19,376
Interest expense	505	677	2,362	3,076
Other income	(217)	(632)	(11,557)	(1,151)
Income tax provision	2,823	1,860	12,370	6,716
Net income before change in accounting	3,212	2,839	17,999	10,735
Cumulative effect of a change in accounting, net of income taxes	—	—	(77)	—
Net income	$3,212	$2,839	$17,922	$10,735

Basic net income (loss) per share:
Continuing operations	$0.41	$0.37	$2.33	$1.40
Cumulative effect of a change in accounting, net of income taxes	—	—	(0.01)	—
Net income per share, basic	$0.41	$0.37	$2.32	$1.40

Diluted net income (loss) per share:
Continuing operations	$0.41	$0.37	$2.31	$1.39
Cumulative effect of a change in accounting, net of income taxes	—	—	(0.01)	—
Net income per share, diluted	$0.41	$0.37	$2.30	$1.39

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